Exhibit 99.2

Finish Line and Gart Capital Partners Team Up to Accelerate Growth within $1 Billion Specialty Running Segment

INDIANAPOLIS, March 30, 2012 – The Finish Line, Inc. (NASDAQ: FINL) today announced that Gart Capital Partners (GCP) is making a $10 million strategic investment in Finish Line’s Running Specialty Group with the goal of creating the nation’s single largest operator within the growing specialty running business, a market that has been estimated at up to $1 billion. Finish Line remains majority owner of the Running Specialty Group.

The strategic investment pairs Finish Line, a $1.4 billion national athletic footwear and apparel retailer, with GCP, an equity investment partnership that has a proven track record of successfully executing specialty retail rollups, including a 12-year joint venture with Vail Resorts Inc. (NYSE: MTN) that involved more than 150 ski-related shops generating $200 million in annual sales.

The headquarters of the Running Specialty Group will be relocated to Denver, where GCP will manage all day-to-day operations as well as merchandising and the acquisition of additional running operators from its home base there. Finish Line will continue to leverage its strengths as a leading omni-channel retailer, providing direct logistics, marketing and IT support along with digital expertise. In fact, this spring, the Running Specialty Group will launch Run.com, a digital experience for runners that will be the segment’s first to marry content, community and commerce.

For Finish Line, the venture builds upon the 2011 acquisition of an 18-store chain of specialty running shops operating under The Running Company banner. This acquisition represented a first step in pursuing the significant market opportunity within specialty running, which today is a highly fragmented market with limited e-commerce penetration.

“We are excited to take our specialty running growth plans to the next level with GCP,” said Finish Line Chairman and Chief Executive Officer Glenn Lyon. “Like the ski retail business, customers within specialty running prize a shopping experience that is expert, highly localized and infused with the sport’s unique culture. Maintaining the individual personality of each running store concept, while providing the synergies of larger-operator systems and back office support, is critical for success. GCP has a proven track record of demonstrating that these principles can be maintained while simultaneously executing a successful rollup strategy. We look forward to growing this business with GCP and are confident that our association will accelerate progress and perhaps serve as an incubator for expansion outside of specialty running down the road.”

“We are excited to partner with Finish Line to create this innovative approach toward growth in the running specialty channel,” said GCP Partner Ken Gart. “We bring the ability to celebrate the unique culture of independent running stores and maintain what makes them great in their local markets while Finish Line brings the efficiencies of a large scale and expertly run retail operation. We’ve achieved success using this type of model with Vail Resorts in the ski business and look forward to applying the same dynamics to the world of running as we seek out and acquire additional operators. This is a time of change within specialty running and we are out in front leading it.”

About The Finish Line, Inc.

The Finish Line, Inc. is a premium retailer of athletic shoes, apparel and accessories. Headquartered in Indianapolis, the company has two retail divisions — Finish Line, which operates 635 Finish Line brand stores in malls across the U.S., and The Running Specialty Group, which operates 19 specialty running shops in seven states and the District of Columbia under The Running Company banner. Finish Line stores employ more than 11,000 sneakerologists who help customers every day connect with their sport, their life and their style. Online shopping is available at www.finishline.com and mobile shopping is available at m.finishline.com. Follow Finish Line on Twitter at Twitter.com/FinishLine and “like” Finish Line on Facebook at Facebook.com/FinishLineUSA. The Running Company stores carry a deep assortment of performance running shoes, apparel and accessories. Their trained experts advise everyone from beginner to advanced runners and provide free gait analysis to ensure the proper fit for each customer. The Running Company is tightly connected to its communities, hosting regular neighborhood group runs and sponsoring local races. More information on The Running Company can be found at www.therunningcompany.net.

About GCP

Gart Capital Partners (GCP) is a private equity investment partnership located in Denver, Colorado. The firm, a division of The Gart Companies, provides closely held and family owned businesses with private equity capital for ownership transition and growth. The firm currently owns a number of specialty retail businesses including GolfTEC, Magellan’s / Colorado Bag’n Baggage and Swoozie’s as well as a Colorado mountain resort, Powderhorn, and extensive real estate holdings along the front range. The Partners have a unique combination of practical operating experience in managing the day-to-day operations of businesses along with the sophisticated financial background to help independent companies grow.

Safe Harbor

This news release may contain certain statements that the company believes are, or may be considered to be, “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally can be identified by use of statements that include, but are not limited to, phrases such as “believe”, “future”, “intend”, “plan”, “expect”, “goal”, “will”, “estimate”, “provide”, “maintain”, “continue”, “create”, “launch”, “build”, “accelerate”, “execute”, “potential”, “confidence”, or other similar words, or statements that describe objectives, plans or goals. All of these forward-looking statements are subject to risks and uncertainties that could cause the company’s actual results to differ materially from those contemplated by the relevant forward-looking statement. There are several principal risk factors that could cause actual performance and future actions to differ materially from the forward-looking statements, as noted in the company’s Securities and Exchange Commission filings and previous releases. The forward-looking statements included herein are made only as of the date of this report and the company undertakes no obligation to publicly update these forward-looking statements to reflect subsequent events or circumstances.

Media Contact:	Investor Contact:

Anne Roman	Ed Wilhelm
Corporate Communications	Chief Financial Officer
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